ANNUAL OFFICER'S CERTIFICATE


                           WORLD OMNI FINANCIAL CORP.



         The undersigned, duly authorized representative of World Omni Financial Corp. ("WOFCO"), as Servicer, pursuant to Section 4.10 of the Sale and Servicing Agreement, dated as of June 1, 2000, between World Omni Auto Receivables Trust 2000-A, as Issuer, World Omni Auto Receivables LLC, as Seller and World Omni Financial Corp., as Servicer, does hereby certify that a review of the activities of the Servicer during the period from January 1, 2000 through December 31, 2000, has been made under my supervision with a view to determining whether during such period the Servicer has performed and observed all of its obligations under the Agreement. To the best of my knowledge, no default by the Servicer under the Agreement has occurred and is continuing.

         Capitalized terms used but not defined herein are used as defined in the Agreement.

         IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 2nd day of April, 2001.


                                    By:________________________________
                                       Name:   Alan J. Browdy
                                       Title:  Vice President, Finance

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